Exhibit 99.1
Pro Forma Financial Information

BOYD GAMING CORPORATION
Unaudited Combined Pro Forma Financial Information
as of March 31, 2012, for the three months ended March 31, 2012 and for the year ended December 31, 2011
__________________________________________________________________________________________________

INTRODUCTION
Agreement and Plan of Merger
On May 16, 2012, Boyd Gaming Corporation (“Boyd”) announced it has entered into an agreement to acquire Peninsula Gaming, LLC (“PGL”), a direct wholly-owned subsidiary of Peninsula Gaming Partners, LLC (“PGP”). PGL owns and operates Diamond Jo casino in Dubuque, Iowa, Evangeline Downs Racetrack and Casino, in St. Landry Parish, Louisiana, various off track betting facilities in Louisiana, Diamond Jo casino in Worth County, Iowa, Amelia Belle casino in Amelia, Louisiana, and the Kansas Star Casino, Hotel and Event Center (“Kansas Star”) near Wichita, Kansas.

Boyd will acquire PGL pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), entered into on May 16, 2012, by and among, Boyd, Boyd Acquisition II, LLC, an indirect wholly-owned subsidiary of Boyd (“Holdco”), Boyd Acquisition Sub, LLC, an indirect wholly-owned subsidiary of Boyd (“Merger Sub”), PGP and PGL. The Merger Agreement provides that, pursuant to the terms and subject to the conditions set forth therein, Merger Sub will merge (the “Merger”) with and into PGL, and PGL will be the surviving entity in the Merger. Following the Merger, PGL will be an indirect, wholly-owned subsidiary of Boyd.

Upon the terms and subject to the conditions of the Merger Agreement, which was unanimously approved by the board of directors of Boyd and the board of managers of PGP, Boyd will acquire PGL for approximately $1.45 billion, net of certain expenses and adjustments, in the form of cash, debt financing and a promissory note issued by HoldCo. Of the $1.45 billion, $200 million will be funded by cash from Boyd, of which, approximately $150 million will be financed by incremental commitments under Boyd's credit agreement and $50 million will be financed pursuant to existing unfunded revolving credit commitments under such agreement. In addition, HoldCo will issue a promissory note to PGP of approximately $144 million, which amount is subject to adjustment based on PGL's outstanding debt, cash, working capital, certain assets, liabilities and costs, and transaction expenses at the closing of the Merger, as well as any indemnification claims in accordance with the terms of the Merger Agreement. The remaining approximate $1.1 billion may be financed with proceeds of an $850 million senior secured credit facility (including a term loan facility of $800 million and a revolving credit facility of $50 million) and $350 million in senior unsecured notes of PGL, as further described in the PGL Refinancing Commitment Letter (defined below).

In addition, HoldCo is obligated to make an additional payment in 2016 if Kansas Star's EBITDA for 2015 exceeds $105 million. The additional payment would be in an amount equal to 7.5 times any Kansas Star 2015 EBITDA over $105 million.

The completion of the Merger is subject to various conditions, including, among others, (i) obtaining approval of certain gaming regulators, and (ii) the termination or expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Subject to the satisfaction or waiver of conditions in the Merger Agreement, Boyd expects the transaction to close by the end of 2012.

The Merger Agreement contains customary representations, warranties and covenants by Boyd, PGL and PGP. In addition to other covenants, PGL and PGP have each agreed, (i) to conduct their respective operations in the ordinary course of business consistent with past practice between the execution and delivery of the Merger Agreement and the consummation of the Merger and (ii) not to solicit proposals relating to alternate transactions during such period and not to engage in discussions concerning or furnish non-public information in connection with such alternative transactions.

The Merger Agreement contains certain termination rights for both Boyd and PGP and further provides that, in connection with the termination of the Merger Agreement under specified circumstances, Boyd may be required to pay PGP a termination fee of up to $45 million.

Exhibit 99.1
Pro Forma Financial Information

Debt Commitment Letters
In connection with the Merger, Boyd entered into a commitment letter, dated May 16, 2012 (the “Parent Debt Commitment Letter”), among Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its designated affiliate, “Merrill Lynch” and, together with Bank of America, “BofAML”), Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and together with DBTCA and DBCI, collectively, “DB”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMS” and together with JPMCB, “JPM” and together with BofAML, DB and JPM, the “Commitment Parties”) and Boyd, pursuant to which the Commitment Parties have agreed to provide Boyd $150 million (the “Parent Debt Commitment Financing”) to be used to fund, in part, the consideration to be paid pursuant to the terms of the Merger Agreement.

In addition, on May 16, 2012, Boyd entered into an additional commitment letter (the “PGL Refinancing Commitment Letter” and together with the Parent Debt Commitment Letter, the “Commitment Letters” ), among the Commitment Parties and Boyd pursuant to which the Commitment Parties have agreed to provide PGL (or Merger Sub, if the facilities described in the PGL Refinancing Commitment Letter are entered into prior to the closing of the Merger, with PGL assuming such obligations on terms and conditions to be agreed upon on the closing of the Merger) up to $1.2 billion (the “PGL Commitment Financing” and together with the Parent Debt Commitment Financing, the “Financing”) to be used to refinance, at the closing of the Merger, and pursuant to the terms of the Merger Agreement, outstanding debt of PGL, and to fund, in part, the consideration to be paid pursuant to the terms of the Merger Agreement.

The Parent Debt Commitment Financing is anticipated to comprise of incremental credit commitments of revolving loans and/or term loans of $150 million to be extended on an incremental basis to the Initial Term Loan and/or Class A Revolving Commitments under and as defined in Boyd's credit agreement.

The PGL Commitment Financing is anticipated to comprise of the following sources:

•	a term loan facility in a total principal amount of $800 million;

•	a revolving credit facility in a total principal amount of up to $50 million; and

•	gross proceeds from the issuance and sale of senior unsecured notes in an amount up to $350 million.

The allocation of the $1.35 billion among these facilities is subject to adjustment, including in response to then prevailing market conditions, and the funding of the Financing is contingent on the satisfaction of certain conditions set forth in the Commitment Letters.

Pro Forma Financial Information
While our proposed acquisition of PGL is pending and will only close if the conditions set forth in the Merger Agreement are satisfied, or waived (where legally permissible), we have prepared the unaudited combined financial information set forth below to reflect the acquisition of PGL by the application of pro forma adjustments to the historical financial statements of Boyd as required by Rule 3-05(b) and Article 11 of Regulation S-X of the Securities and Exchange Commission (the "SEC").  In accordance with these requirements, the periods presented consist of an unaudited pro forma combined balance sheet as of March 31, 2012, and unaudited pro forma combined statements of operations for the three months ended March 31, 2012 and the year ended December 31, 2011.

We have derived these unaudited combined pro forma financial information by applying pro forma adjustments to the historical consolidated financial statements of Boyd, as included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed on Form 10-Q with the SEC on May 4, 2012 and our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 7, 2012. We have extracted the historical condensed consolidated financial statements of PGL from its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed on PGL's Form 10-Q with the SEC on May 4, 2012 and PGL's Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 29, 2012 (and as incorporated by reference elsewhere herein).

The unaudited combined pro forma balance sheet as of March 31, 2012 gives pro forma effect to this acquisition as if it occurred on March 31, 2012. The unaudited combined pro forma statements of operations, as adjusted, for the three months ended March 31, 2012 and the year ended December 31, 2011 give pro forma effect to the Merger as if it had occurred at the beginning of the earliest period presented, or on January 1, 2011.

Exhibit 99.1
Pro Forma Financial Information

The unaudited combined pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Merger actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period.

BOYD GAMING CORPORATION
Pro Forma Combined Balance Sheet
as of March 31, 2012

	March 31, 2012
	Boyd Gaming Corporation	Peninsula Gaming, LLC	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$156,714	$47,037	$(92,811)	(i)	$110,940
Restricted cash	14,047	8,672	—		22,719
Accounts receivable, net	57,086	2,703	—		59,789
Inventories	16,924	1,821	—		18,745
Prepaid expenses and other assets	47,560	5,898	(1,736)	(ii)	51,722
Income taxes receivable	2,361	—	—		2,361
Deferred income taxes	18,545	—	—		18,545
Total current assets	313,237	66,131	(94,547)		284,821

Property and equipment, net	3,525,904	407,503	607,442	(iii)	4,540,849
Assets held for development	1,090,028	—	—		1,090,028
Deferred financing costs, net	30,047	26,626	18,062	(iv)	74,735
Restricted investments held by variable interest entity	21,367	—	—		21,367
Goodwill	213,576	85,308	(85,308)	(v)	213,576
Intangible assets, net	572,712	106,775	329,390	(vi)	1,008,877
Investments held for sale	—	19,304	—		19,304
Other assets	66,545	7,052	—		73,597
Total assets	$5,833,416	$718,699	$775,039		$7,327,154

LIABILITIES
Current liabilities
Current maturities of long-term debt	$53,393	$19,935	$(11,935)	(viii)	$61,393
Accounts payable	78,890	10,516	—		89,406
Accrued and other liabilities	314,748	44,991	(2,710)	(vii)	357,029
Non-recourse obligations of variable interest entity	30,605	—	—		30,605
Tax liabilities	5,877	—	—		5,877
Total current liabilities	483,513	75,442	(14,645)		544,310

Long-term debt, net of current maturities - Boyd Gaming	3,271,502	—	200,000	(viii)	3,471,502
Long-term debt, net of current maturities - Peninsula		680,803	610,197	(viii)	1,291,000
Deferred income taxes	385,611	—	—		385,611
Long-term tax and other liabilities	42,379	—	—		42,379
Non-recourse obligations of variable interest entity	192,730	—	—		192,730
Other liabilities	71,724	32,959	(953)	(ix)	103,730

STOCKHOLDERS' EQUITY
Common stock	863	—	—		863
Additional paid-in capital	647,137	—	—		647,137
Retained earnings	562,907	—	(90,065)	(xi)	472,842
Total Boyd Gaming Corporation stockholders' equity	1,210,907	—	(90,065)		1,120,842
Noncontrolling interest	175,050	—	—		175,050
Members' deficit	—	(70,505)	70,505	(x)	—
Total stockholder's equity	1,385,957	(70,505)	(19,560)		1,295,892
Total liabilities and stockholders' equity	$5,833,416	$718,699	$775,039		$7,327,154

See accompanying notes to unaudited pro forma combined financial information

BOYD GAMING CORPORATION
Pro Forma Combined Statement of Operations
for the three months ended March 31, 2012

	Three Months Ended March 31, 2012
	Boyd Gaming Corporation	Peninsula Gaming, LLC	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share data)
REVENUES
Gaming	$535,748	$134,514	$—		$670,262
Food and beverage	106,132	8,477	—		114,609
Room	65,997	—	—		65,997
Other	35,832	3,567	—		39,399
Gross revenues	743,709	146,558	—		890,267
Less promotional allowances	110,626	11,755	—		122,381
Net revenues	633,083	134,803	—		767,886

COSTS AND EXPENSES
Gaming	248,955	55,152	—		304,107
Food and beverage	54,078	5,231	—		59,309
Room	14,135	—	—		14,135
Other	26,061	2,173	—		28,234
Selling, general and administrative	109,717	19,154	—		128,871
Maintenance and utilities	38,763	—	—		38,763
Depreciation and amortization	50,014	10,442	3,819	(i)	64,275
Corporate expense	12,871	—	—		12,871
Preopening expenses	1,660	—	—		1,660
Other operating charges, net	247	2,391	(2,411)	(ii)	227
Total costs and expenses	556,501	94,543	1,408		652,452

Operating income	76,582	40,260	(1,408)		115,434

Other expense (income)
Interest income	(4)	(562)	—		(566)
Interest expense, net of amounts capitalized	63,828	18,411	8,268	(iii)	90,507
Other income	—	28	—		28
Total other expense, net	63,824	17,877	8,268		89,969

Income before income taxes	12,758	22,383	(9,676)		25,465
Income taxes	(6,283)	—	(5,083)	(iv)	(11,366)
Net income	6,475	22,383	(14,759)		14,099
Net loss attributable to noncontrolling interest	(623)	—	—		(623)
Net income attributable to Boyd Gaming Corporation	$5,852	$22,383	$(14,759)		$13,476

Basic net income per common share	$0.07				$0.15

Weighted average basic shares outstanding	87,530				87,530

Diluted net income per common share	$0.07				$0.15

Weighted average diluted shares outstanding	87,987				87,987

See accompanying notes to unaudited pro forma combined financial information

BOYD GAMING CORPORATION
Pro Forma Combined Statement of Operations
for the year ended December 31, 2011

	Year Ended December 31, 2011
	Boyd Gaming Corporation	Peninsula Gaming, LLC	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share data)
REVENUES
Gaming	$1,986,644	$328,509	$—		$2,315,153
Food and beverage	388,148	27,127	—		415,275
Room	246,209	—	—		246,209
Other	135,176	15,176	—		150,352
Gross revenues	2,756,177	370,812	—		3,126,989
Less promotional allowances	419,939	38,554	—		458,493
Net revenues	2,336,238	332,258	—		2,668,496

COSTS AND EXPENSES
Gaming	924,451	144,462	—		1,068,913
Food and beverage	200,165	17,518	—		217,683
Room	56,111	—	—		56,111
Other	108,907	10,342	—		119,249
Selling, general and administrative	394,991	58,267	—		453,258
Maintenance and utilities	153,512	—	—		153,512
Depreciation and amortization	195,343	29,427	37,287	(i)	262,057
Corporate expense	48,962	—	—		48,962
Preopening expenses	6,634	10,136	—		16,770
Other operating charges, net	14,058	6,364	(6,185)	(ii)	14,237
Total costs and expenses	2,103,134	276,516	31,102		2,410,752

Operating income	233,104	55,742	(31,102)		257,744

Other expense (income)
Interest income	(46)	(2,350)	—		(2,396)
Interest expense, net of amounts capitalized	250,731	68,302	46,869	(iii)	365,902
Fair value adjustment of derivative instruments	265	—	—		265
Loss on early retirements of debt, net	14	—	—		14
Other income	(11,582)	91	—		(11,491)
Total other expense, net	239,382	66,043	46,869		352,294

Loss before income taxes	(6,278)	(10,301)	(77,971)		(94,550)
Income taxes	(1,721)	—	35,309	(iv)	33,588
Net loss	(7,999)	(10,301)	(42,662)		(60,962)
Net income attributable to noncontrolling interest	4,145	—	—		4,145
Net loss attributable to Boyd Gaming Corporation	$(3,854)	$(10,301)	$(42,662)		$(56,817)

Basic net loss per common share	$(0.04)				$(0.65)

Weighted average basic shares outstanding	87,263				87,263

Diluted net loss per common share	$(0.04)				$(0.65)

Weighted average diluted shares outstanding	87,263				87,263

See accompanying notes to unaudited pro forma combined financial information

BOYD GAMING CORPORATION
Notes to Unaudited Pro Forma Combined Financial Information
as of March 31, 2012, for the three months ended March 31, 2012 and for the year ended December 31, 2011

1.    Basis of Presentation
The unaudited pro forma combined financial information was prepared to reflect the Merger, which is accounted for as a business combination and to which we applied acquisition method accounting. The unaudited pro forma adjustments are based on management's preliminary estimates of the values of the tangible and intangible assets and liabilities acquired.  As a result, the actual adjustments, when finalized, may differ materially from those presented in this unaudited pro forma financial information. There can be no assurance that a change in unaudited pro forma adjustments of the purchase price for the acquisition will not result in material changes to the information presented.

In management's opinion, the unaudited pro forma combined financial statements reflect adjustments that are both necessary to present fairly the unaudited pro forma combined balance sheet and the unaudited combined statement of operations as of and for the period indicated and are reasonable given the information currently available.  Pro forma adjustments include the effects of events that are directly attributable to the acquisition and are factually supportable. Material non-recurring profits and losses that result directly from the acquisition have not been included in the unaudited pro forma combined statement of operations.

The unaudited pro forma combined financial information is for illustrative and informational purposes only and is not intended to represent what our financial position or results from operations would have been had the Merger been completed at the dates indicated. The unaudited pro forma combined financial statements should not be considered indicative of our future financial position or results of operations.

This information should be read in conjunction with Boyd's historical financial statements and accompanying notes in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 7, 2012 and PGL's historical financial statements and the accompanying notes that are included in its Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 29, 2012.

2.    Acquisition Method Accounting
The unaudited combined pro forma financial information reflects the Merger using acquisition method accounting, which promulgates the measurement of the fair value of identifiable assets acquired and liabilities assumed in accordance with valuation recognition and measurement provisions. We have estimated the fair values as presented in the pro forma financial information using commonly accepted methodologies, including earnings multiple and cash flow models. We have not undertaken a formal valuation process as yet; and accordingly, the valuation of acquired assets and assumed liabilities involves certain risks and uncertainties, and actual results may differ materially from those estimates.

We will continue to refine our valuation modeling up through the closing of the Merger as information regarding the tangible and intangible assets is obtained, which will likely result changes to the fair value measurements and estimates as presented herein. Upon completion of subsequent valuation procedures, we will revise the fair values of the acquired assets and assumed liabilities accordingly, as required.

Under the acquisition method accounting principles applied in the pro forma financial information, the total base purchase price was allocated to the net tangible and intangible assets based upon their estimated fair values, and resulted in excess purchase price over such respective net fair values. Upon the closing of the Merger, Boyd will be licensed in two additional restricted gaming jurisdictions, the effect of which contributed to a portion of the excess purchase price over the fair value of the tangible and intangible assets acquired, net of the fair value of the liabilities assumed, and as a result, Boyd has recorded the value of indefinite lived intangible gaming license rights for the purpose of presenting this pro forma combined financial information in connection with this Merger.

The allocation of the purchase price was based upon preliminary valuation models and Boyd's estimates and assumptions are subject to change and will be updated as of the closing of the Merger, although Boyd will undertake to complete the final allocation of the purchase price within twelve months following the date of closing of the Merger. However, in the opinion Boyd's management, the pro forma combined financial information purports a reasonable valuation of the Merger and provides for all adjustments necessary to reflect the effects of the above transactions.

3.    Pro Forma Adjustments
Generally, the adjustments in each of the statements presented above represent the following: (i) adjustment to historical depreciation and amortization expense related to the revision of historical net book value to fair value, as part of our application of acquisition method accounting, coupled with an adjustment to the useful lives of certain classes of assets to conform to Boyd's policies; and

BOYD GAMING CORPORATION
Notes to Unaudited Pro Forma Combined Financial Information
as of March 31, 2012, for the three months ended March 31, 2012 and for the year ended December 31, 2011

(ii) the adjustment to interest expense representing the debt service requirements on all assumed and incurred borrowing arrangements, which, in part, will fund the purchase price and which were committed at the date of Agreement; and (iii) consideration of separate income tax expense.

The unaudited pro forma combined financial information presented above reflects the following specific adjustments:

Pro Forma Combined Balance Sheet
as of March 31, 2012

(i)	net cash outflow to fund acquisition;

(ii)	the surrender of the cash value on life insurance policies on officers of PGL;

(iii)	the fair value adjustments on property, plant and equipment;

(iv)	the fees associated with the incurred debt, net of the write off of the historical basis of deferred loan fees through purchase accounting;

(v)	the write off of PGL's historical goodwill;

(vi)	the intangible assets recorded through purchase accounting, net of the write off of historical intangible assets;

(vii)	the premiums due on PGL's life insurance policies and certain current liabilities not assumed;

(viii)	the incremental debt incurred pursuant to financing commitments to fund a portion of the purchase price;

(ix)	the adjustment to fair value of liabilities assumed, net of the reversal of other liabilities not assumed as part of the Merger;

(x)	the reversal of historical equity of the acquired entity;

(xi)	non-recurring costs related to the repayment of PGL's debt.

Pro Forma Combined Statements of Operations
for the three months ended March 31, 2012 and for the year ended December 31, 2011

(i)	the effects of depreciation and amortization resulting from the adjustments to the value of property and equipment and intangible assets resulting from acquisition method accounting;

(ii)	the reversal of certain management fees based on a profit model and relating to prior services charged through the holding company of PGL;

(iii)	the impact of incremental interest expense and amortization of deferred financing costs on assumed and incurred debt used to fund a portion of the purchase price;

(iv)	the taxable effect of the incremental income or losses related to to these adjustments.

4.    Consideration Transferred
The fair value of the consideration expected to be transferred on the closing date includes the purchase price of the assets acquired, offset by the fair value of certain liabilities assumed and expenses incurred on behalf of PGL, but excludes any contingent consideration that Boyd might be required to pay in 2016 pursuant to the terms of the Merger Agreement, as Boyd does not believe that the fair value of the contingent consideration is material.

Total consideration to be transferred is expected to be comprised of these components:

BOYD GAMING CORPORATION
Notes to Unaudited Pro Forma Combined Financial Information
as of March 31, 2012, for the three months ended March 31, 2012 and for the year ended December 31, 2011

Total Consideration
(in thousands)
Cash paid directly to or on behalf of PGL:
Purchase price pursuant to Agreement of Merger	$1,417,063
Termination fees related to PGL management agreements	64,188
Cash	47,037
Investment securities	19,304
Refinancing costs	90,065
Financing costs	44,688

Liabilities assumed and incurred pursuant to the Agreement of Merger:
Fair value of debt issued	(1,155,000)
Note issued to PGP	(144,000)

Adjustments
Working capital adjustment	(16,949)
Assumed liabilities and other adjustments	(73,585)
Total consideration to be transferred	292,811
Non-recurring refinancing costs	(90,065)
Net consideration	$202,746

Certain purchase price adjustments, costs and expenses have been estimated by management based on currently available information, determined as of the date of this filing, although the actual amounts as of the date of closing may materially differ.

5.    Allocation of Purchase Price
The following table allocates the Purchase Price to the provisional fair values of the assets acquired and liabilities assumed, as presented in the pro forma combined balance sheet above, as of March 31, 2012.

BOYD GAMING CORPORATION
Notes to Unaudited Pro Forma Combined Financial Information
as of March 31, 2012, for the three months ended March 31, 2012 and for the year ended December 31, 2011

		Historical Book Value	Pro Forma Adjustment	Provisional Fair Value
		(in thousands)
Peninsula Gaming, LLC
Current assets
Cash and cash equivalents		$47,037	$—	$47,037
Restricted cash		8,672	—	8,672
Accounts receivable, net		2,703	—	2,703
Inventories		1,821	—	1,821
Prepaid expenses and other current assets		5,898	(1,736)	4,162

Other assets
Property and equipment, net		407,503	607,442	1,014,945
Deferred financing costs, net		26,626	18,062	44,688
Goodwill		85,308	(85,308)	—
Intangible assets		106,775	(106,775)	—
Investment held for sale		19,304	—	19,304
Other assets		7,052	—	7,052
Total assets acquired		$718,699	$431,685	$1,150,384

Current liabilities
Current maturities of long-term debt		$19,935	$(11,935)	$8,000
Accounts payable		10,516	—	10,516
Accrued liabilities		44,991	(2,710)	42,281

Other liabilities
Long-term debt		680,803	610,197	1,291,000
Other liabilities		32,959	(953)	32,006
Total liabilities assumed		$789,204	$594,599	$1,383,803

Total identifiable net assets acquired		$(70,505)	$(162,914)	$(233,419)
Indefinite lived intangible assets				436,165
Net assets acquired	|			$202,746
Current Assets and Current Liabilities
The fair value of the current assets acquired and current liabilities assumed was presumed to be historical acquired value, based on the relatively short term nature of these assets and liabilities. Additionally, a working capital adjustment, representing the amount by which current liabilities assumed exceeded current assets acquired was included in the provisional fair value estimates. This amount is contractually determined pursuant to the Merger Agreement, and will be subject to further adjustment.

Tangible Assets
The fair value of the tangible assets was estimated using a combination of the income, market or cost approaches, depending on the characteristics of the asset classification. With respect to certain personal property components of these assets (slot machines, furniture, fixtures and equipment, resort signage, vehicles and computer equipment) the cost approach was used, which is based on replacement or reproduction costs of the asset. The fair value of the land was determined using the market approach, which considers sales of comparable assets and applies compensating factors for any differences specific to the particular assets. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost. The following table presents the estimated values and remaining useful lives of the classes of assets at March 31, 2012:

BOYD GAMING CORPORATION
Notes to Unaudited Pro Forma Combined Financial Information
as of March 31, 2012, for the three months ended March 31, 2012 and for the year ended December 31, 2011

	Estimated Remaining Useful Life	Provisional Fair Value
	(in years)	(in thousands)
Property and equipment
Land	Indefinite	$143,900
Building, riverboats and improvements	15 to 30	739,955
Furniture and equipment	5 to 15	117,560
Other	3 to 7	13,530
Total property and equipment		$1,014,945

Other Liabilities
The fair value of the assumed long-term debt was based on the amount to be issued at or near closing, which will be priced at such date based on market rates, credit quality and other relative factors.

6.    Liabilities Assumed and Debt Incurred
The fair value of the liabilities assumed from PGL and other debt incurred to consummate the Merger is expected to approximate the following:

BOYD GAMING CORPORATION
Notes to Unaudited Pro Forma Combined Financial Information
as of March 31, 2012, for the three months ended March 31, 2012 and for the year ended December 31, 2011

	March 31, 2012
	Historical Balance	Incremental Borrowings and Repayments	Carrying Value or Provisional Fair Value
	(in thousands)
Condensed Balances
Boyd Gaming Corporation:
Bank credit facility	$1,572,834	$200,000	$1,772,834
Senior notes	491,753	—	491,753
Senior subordinated notes	456,418	—	456,418
Other	10,893	—	10,893
Borgata bank credit facility	22,500	—	22,500
Borgata senior secured notes	770,497	—	770,497
	3,324,895	200,000	3,524,895
Current maturities	53,393	—	53,393
Boyd Gaming Corporation long-term debt	$3,271,502	$200,000	$3,471,502

Peninsula Gaming, LLC
Senior secured notes	$319,661	$(319,661)	$—
Senior unsecured notes	352,407	(352,407)	—
Other	28,670	115,330	144,000
	700,738	(556,738)	144,000
Secured debt:
Revolving credit facility	—	5,000	5,000
Term loan	—	800,000	800,000
Senior Unsecured Notes	—	350,000	350,000
	700,738	598,262	1,299,000
Current maturities	19,935	(11,935)	8,000
Peninsula Gaming, LLC long-term debt	$680,803	$610,197	$1,291,000

Total pro forma long-term debt			$4,762,502

BOYD GAMING CORPORATION
Notes to Unaudited Pro Forma Combined Financial Information
as of March 31, 2012, for the three months ended March 31, 2012 and for the year ended December 31, 2011

The following table reconciles the pro forma adjustment to interest expense:

Total Interest Expense
(in thousands)
For the three months ended March 31, 2012
Pro forma interest expense:
Boyd Gaming Corporation:
Additional debt	$2,011

Peninsula Gaming, LLC:
Debt issued	24,668
Total pro forma interest expense	26,679
Historical interest expense	18,411
Total pro forma adjustment	$8,268

For the year ended December 31, 2011
Pro forma interest expense:
Boyd Gaming Corporation:
Additional debt	$8,249

Peninsula Gaming, LLC:
Debt issued	106,922
Total pro forma interest expense	115,171
Historical interest expense	68,302
Total pro forma adjustment	$46,869

Certain of these balances are based on a variable rate of interest. The computations are generally based on current LIBOR rates plus estimated margins; however, actual interest costs will be impacted by changes in the LIBOR rates through Closing. Total interest expense also includes fees related to: (i) the amortization of deferred financing costs associated with the issuance of the incurred debt using the effective interest method; and (ii) the accretion of original issue discount on the notes using the effective interest method.

An increase in the index rate of 0.0125% would result in incremental interest expense of $1.5 million on an annual basis.